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	Exhibit 18








May 12, 2000


To the Board of Directors
The Montana Power Company


Dear Directors:

We have been furnished with a copy of the Corporation's Form 10-Q for the quarter ended March 31, 2000. The notes to the consolidated financial statements therein describe a change in the method of reporting the accounts of certain operations and eliminating a one-month lag in reporting for these operations. Based upon our discussions with management and the stated reasons for change, we believe that such change represents, in your circumstances, the adoption of a preferable alternative method of accounting for and reporting consolidated results of operations in conformity with Accounting Principles Board Opinion No. 20.

We have not made an audit in accordance with generally accepted auditing standards of the consolidated financial statements of The Montana Power Company for the three-month period ended March 31, 2000, and accordingly, we express no opinion thereon or on the consolidated financial information filed as part of the Form 10-Q of which this letter is to be an exhibit.

Yours very truly,



/s/ PricewaterhouseCoopers LLP
PRICEWATERHOUSECOOPERS LLP

Portland, Oregon